UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
 (Rule 13d-101)
Amendment No. 1

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Pep Boys–Manny, Moe & Jack
(Name of Issuer)

Common Stock, par value $1.00 per share
(Title of Class of Securities)

     713278109
(CUSIP Number)

     Mr. James A. Mitarotonda
c/o Barington Companies Equity Partners, L.P.
888 Seventh Avenue, 17th Floor
New York, NY 10019
(212) 974-5700
(Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

December 6, 2005
(Date of Event which Requires Filing
of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Barington Companies Equity Partners, L.P.			13-4088890

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			735,810
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			735,810
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
735,810

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.36%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Barington Companies Investors, LLC			13-4126527

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			735,810
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			735,810
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
735,810

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.36%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd. (BVI)

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

		7)	SOLE VOTING POWER
NUMBER OF			539,626
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			539,626
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
539,626

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.0%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Barington Investments, L.P			20-2871525

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			539,628
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			539,628
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
539,628

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.0%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Barington Companies Advisors, LLC			20-0327470

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			1,079,254
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			1,079,254
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,079,254

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.99%

14)	TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Barington Capital Group, L.P			13-3635132

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

		7)	SOLE VOTING POWER
NUMBER OF			1,815,064
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			1,815,064
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,815,064

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.35%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	LNA Capital Corp			13-3635168

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			1,815,064
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			1,815,064
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,815,064

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.35%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			1,815,064
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			1,815,064
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,815,064

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.35%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Parche, LLC			20-0870632

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			151,527
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			151,527
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
151,527

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.28%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIREDPURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

		7)	SOLE VOTING POWER
NUMBER OF			795,512
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			795,512
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
795,512

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.47%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Carpathia Master Fund, Ltd

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

		7)	SOLE VOTING POWER
NUMBER OF			89,297 (see Item 5)
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			89,297 (see Item 5)
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89,297 (see Item 5)

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Admiral Advisors, LLC			37-1484525

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			947,039
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			947,039
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
947,039

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.75%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Ramius Capital Group, LLC			13-3937658

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			1,036,336
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			1,036,336
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,036,336

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.91%

14)	TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	C4S & Co., LLC				13-3946794

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			1,036,336
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			1,036,336
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,036,336

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.91%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			none
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			1,036,336
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			none
WITH

		10)	SHARED DISPOSITIVE POWER
1,036,336

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,036,336

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.91%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			none
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			1,036,336
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			none
WITH

		10)	SHARED DISPOSITIVE POWER
1,036,336

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,036,336

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.91%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			none
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			1,036,336
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			none
WITH

		10)	SHARED DISPOSITIVE POWER
1,036,336

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,036,336

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.91%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			none
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			1,036,336
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			none
WITH

		10)	SHARED DISPOSITIVE POWER
1,036,336

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,036,336

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.91%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	RJG Capital Partners, L.P			20-0133443

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			7,200
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			7,200
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	RJG Capital Management, LLC			20-0027325

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			7,200
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			7,200
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ronald Gross

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			7,200
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			7,200
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,200

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	D.B. Zwirn Special Opportunities Fund, L.P.			73-1637217

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			39,462
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			39,462
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,462

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	D.B. Zwirn Special Opportunities Fund (TE), L.P.			20-0024165

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			39,489
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			39,489
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,489

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, Ltd.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

		7)	SOLE VOTING POWER
NUMBER OF			235,015
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			235,015
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
235,015

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.43%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	HCM/Z Special Opportunities LLC			98-0436333

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

		7)	SOLE VOTING POWER
NUMBER OF			80,731
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			80,731
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
80,731

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.15%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	D.B. Zwirn & Co., L.P			02-0597442

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			394,697
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			394,697
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
394,697

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.73%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DBZ GP, LLC			42-1657316

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			394,697
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			394,697
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
394,697

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.73%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Zwirn Holdings, LLC			30-0080444

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		7)	SOLE VOTING POWER
NUMBER OF			394,697
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			394,697
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
394,697

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.73%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Daniel B. Zwirn

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a)

(b)

3)	SEC USE ONLY

4)	SOURCE OF FUNDS		OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		7)	SOLE VOTING POWER
NUMBER OF			394,697
SHARES
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY			none
EACH
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON			394,697
WITH

		10)	SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
394,697

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.73%

14)	TYPE OF REPORTING PERSON
IN

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     This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2005 (the “Statement”) by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $1.00 per share (the “Common Stock”), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the "Company"). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 2.     Identity and Background.

     The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

     As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 3,253,297 shares of Common Stock, representing approximately 6.01% of the shares of Common Stock presently outstanding.

Item 3.     Source and Amount of Funds or Other Consideration.

     The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

     Since the filing of the Statement, the Reporting Entities purchased an aggregate of 87,000 shares of Common Stock. The amount of funds expended for such purchases was approximately $278,623.73 by Barington Companies Equity Partners, L.P., $209,009.61 by Barington Companies Offshore Fund Ltd. (BVI), $209,009.61 by Barington Investments, L.P., $58,185.92 by Parche, LLC, $305,476.42 by Starboard Value and Opportunity Master Fund Ltd., $15,137.13 by D.B. Zwirn Special Opportunities Fund, L.P., $15,137.13 by D.B. Zwirn Special Opportunities Fund (TE), L.P., $65,812.26 by D.B. Zwirn Special Opportunities Fund, Ltd. and $55,340.71 by HCM/Z Special Opportunities LLC.

     All purchases of Common Stock by the Reporting Entities since the filing of the Statement were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.     Purpose of Transaction.

     The information contained in Item 4 of the Statement is hereby supplemented as follows:

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     On December 6, 2005, Barington Capital Group, L.P. hosted a forum of shareholders of the Company at the law offices of Kramer Levin Naftalis & Frankel LLP in New York City to listen to the opinions and insights of a number of shareholders of the Company who had contacted representatives of the Reporting Entities following the filing of the Statement. Representatives of Barington Capital Group, L.P. made a presentation concerning the Company, a copy of which is attached as Exhibit 99.3 and incorporated herein by reference.

Item 5.     Interest in Securities of the Issuer.

     Item 5(a) – (b) of the Statement is hereby amended and restated as follows:

     (a)      As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 735,810 shares of Common Stock, representing approximately 1.36% of the shares of Common Stock presently outstanding based upon the 54,169,533 shares of Common Stock reported by the Company to be issued and outstanding as of November 26, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on December 7, 2005 (the “Issued and Outstanding Shares”). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 735,810 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

     As of the date of this filing, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 539,626 shares of Common Stock, constituting approximately 1.0% of the Issued and Outstanding Shares. As of the date of this filing, Barington Investments, L.P. beneficially owns 539,628 shares of Common Stock. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI) and the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 539,626 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI) and the 539,628 shares of Common Stock owned by Barington Investments, L.P., representing an aggregate of 1,079,254 shares, constituting approximately 1.99% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 539,628 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 539,626 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 735,810 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,815,064 shares, constituting approximately 3.35% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 735,810 shares owned by Barington Companies Equity Partners, L.P., the 539,628 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 539,626 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,815,064 shares, constituting approximately 3.35% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 735,810 shares owned by Barington Companies Equity Partners, L.P., the 539,628 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 539,626 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,815,064 shares, constituting approximately 3.35% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 735,810 shares owned by Barington Companies Equity Partners, L.P., the 539,628 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 539,626 shares owned by Barington Companies Offshore Fund, Ltd. (BVI). Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

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     As of the date of this filing, RCG Carpathia Master Fund, Ltd. beneficially owns 89,297 shares of Common Stock which may be acquired upon conversion of $2,000,000 aggregate principal amount of the Company’s outstanding 4.25% convertible debentures owned by RCG Carpathia Master Fund, Ltd.

     As of the date of this filing, each of Parche, LLC and Starboard Value and Opportunity Master Fund Ltd. beneficially own 151,527 and 795,512 shares of Common Stock, respectively, constituting approximately 0.28% and 1.47%, respectively, of the Issued and Outstanding Shares. As the Managing Member of Parche, LLC and the investment manager of Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC may be deemed to beneficially own the 151,527 shares and the 795,512 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, representing an aggregate of 947,039 shares, constituting approximately 1.75% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and the investment manager of RCG Carpathia Master Fund, Ltd., Ramius Capital Group, LLC may be deemed to beneficially own the 151,527 shares and the 795,512 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., representing an aggregate of 1,036,336 shares, constituting approximately 1.91% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 151,527 shares and the 795,512 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., representing an aggregate of 1,036,336 shares, constituting approximately 1.91% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 151,527 shares and the 795,512 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., representing an aggregate of 1,036,336 shares, constituting approximately 1.91% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 151,527 shares and the 795,512 shares owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

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     As of the date of this filing, RJG Capital Partners, L.P. beneficially owns 7,200 shares of Common Stock, constituting approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 7,200 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

     As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 39,462 shares and 39,489 shares of Common Stock, respectively, constituting approximately 0.07% and 0.07%, respectively, of the Issued and Outstanding Shares. As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 235,015 shares and 80,731 shares of Common Stock, respectively, constituting approximately 0.43% and 0.15%, respectively, of the Issued and Outstanding Shares.

     As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 39,462 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 39,489 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 235,015 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 80,731 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 394,697 shares, constituting approximately 0.73% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 39,462 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 39,489 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 235,015 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 80,731 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 394,697 shares, constituting approximately 0.73% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 39,462 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 39,489 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 235,015 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 80,731 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 394,697 shares, constituting approximately 0.73% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 39,462 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 39,489 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 235,015 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 80,731 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 394,697 shares, constituting approximately 0.73% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

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     The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

     (b)      Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

     Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7.	Material to be Filed as Exhibits.

Exhibit No.	Exhibit Description

99.3	Presentation of Barington Capital Group, L.P. at the Forum of Shareholders of The Pep Boys – Manny, Moe & Jack, dated December 6, 2005

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SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: December 8, 2005

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

/s/ James A. Mitarotonda

James A. Mitarotonda

BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President

BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

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BARINGTON COMPANIES ADVISORS, LLC

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

LNA CAPITAL CORP.

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

PARCHE, LLC

By:	Admiral Advisors, LLC, its managing member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG CARPATHIA MASTER FUND, LTD.

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

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ADMIRAL ADVISORS, LLC
By:	Ramius Capital Group, LLC, its sole member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RAMIUS CAPITAL GROUP, LLC
By:	C4S & Co., LLC, its Managing Member

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

C4S & CO., LLC

By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

/s/ Jeffrey M. Solomon

Jeffrey M. Solomon, individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark, and Thomas W. Strauss

RJG CAPITAL PARTNERS, L.P.
By:	RJG Capital Management, LLC, its general partner

By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

RJG CAPITAL MANAGEMENT, LLC

By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

/s/ Ronald J. Gross

Ronald J. Gross

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D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

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D.B. ZWIRN & CO., L.P.
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

DBZ GP, LLC
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

ZWIRN HOLDINGS, LLC

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

/s/ Daniel B. Zwirn

Daniel B. Zwirn

SCHEDULE

     This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	8,233	$13.988	$115,163.20
12/5/2005	3,265	$13.900	$45,383.50
12/5/2005	276	$13.848	$3,822.05
12/6/2005	8,234	$13.876	$114,254.98

Shares purchased by Barington Companies Offshore Fund, Ltd.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	6,176	$13.988	$86,389.89
12/5/2005	2,450	$13.900	$34,055.00
12/5/2005	207	$13.848	$2,866.54
12/6/2005	6,176	$13.876	$85,698.18

Shares purchased by Barington Investments, L.P.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	6,176	$13.988	$86,389.89
12/5/2005	2,450	$13.900	$34,055.00
12/5/2005	207	$13.848	$2,866.54
12/6/2005	6,176	$13.876	$85,698.18

Shares purchased by Parche, LLC

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	1,718	$13.988	$24,031.38
12/5/2005	58	$13.847	$803.13
12/5/2005	682	$13.900	$9,479.80
12/6/2005	1,718	$13.895	$23,871.61

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Shares purchased by Starboard Value and Opportunity Master Fund Ltd.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	9,022	$13.988	$126,199.74
12/5/2005	302	$13.847	$4,181.79
12/5/2005	3,578	$13.900	$49,734.20
12/6/2005	9,022	$13.895	$125,360.69

Shares purchased by HCM/Z Special Opportunities LLC

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	2,686	$13.988	$37,571.77
12/5/2005	354	$13.900	$4,920.60
12/5/2005	30	$13.848	$415.44
12/6/2005	896	$13.876	$12,432.90

Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	447	$13.988	$6,252.64
12/5/2005	178	$13.900	$2,474.20
12/5/2005	15	$13.848	$207.72
12/6/2005	447	$13.876	$6,202.57

Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	895	$13.988	$12,519.26
12/5/2005	90	$13.848	$1,246.32
12/5/2005	1,065	$13.900	$14,803.50
12/6/2005	2,684	$13.876	$37,243.18

Shares purchased by D.B. Zwirn Special Opportunities Fund (TE), L.P.

	Number of
Date	Shares	Price Per Share	Cost(*)

12/2/2005	2,686	$13.988	$37,571.77
12/5/2005	354	$13.900	$4,920.60
12/5/2005	30	$13.848	$415.44
12/6/2005	896	$13.876	$12,432.90

(*) Excludes commissions and other execution-related costs.